UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2010

Commission File Number	Exact name of registrant as specified in its charter, Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification No.
333-124154	Stanadyne Holdings, Inc. 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	20-1398860

333-45823	Stanadyne Corporation 92 Deerfield Road Windsor, CT 06095 (860) 525-0821	Delaware	22-2940378

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The information in Item 2.02 of this Form 8-K is being furnished pursuant to Item 2.02 of Form 8-K and therefore shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934. As previously discussed in the Form 12b-25 filed on November 16, 2010, in connection with the preparation of the unaudited interim financial statements of Stanadyne Holdings, Inc. (“Holdings”) and its subsidiaries, including Stanadyne Corporation (“Stanadyne” and together with Holdings, the “Companies”), as of June 30, 2010 and for the three- and six-month periods then ended, the Companies identified that Stanadyne’s joint venture, Stanadyne Amalgamations Private Limited (“SAPL”) had an error in the accounting for machinery and equipment purchases. The error relates to the method in which SAPL reconciles advances made for machinery and equipment, and resulted in an overstatement of machinery and equipment purchases and an overstatement in accounts payable.

The Companies promptly commenced and will soon complete an analysis of this error; however, additional time is required to complete the analysis. Our current assessment is that the error is not material to the previously issued March 31, 2010 interim financial statements and would not have significantly altered the information made available to the users of our financial information. As a result, the Companies expect to correct the error within the unaudited interim financial statements for the quarterly period ended June 30, 2010 through a revision of the affected March 31, 2010 interim financial information.

Upon completion of its review, the Companies will evaluate the effect of any resulting errors in previous filings to determine if they are material, prior to filing their unaudited interim financial statements as of June 30, 2010 and for the three- and six-month periods then ended, and as of September 30, 2010 and for the three- and nine-month periods then ended with the Securities and Exchange Commission.

The Companies are also assessing their internal control over financial reporting to determine whether this error is an indication of the existence of a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Companies’ annual or interim financial statements will not be prevented or detected on a timely basis. The existence of one or more material weaknesses would preclude a conclusion by management that the Companies’ internal control over financial reporting was effective.

In order to provide investors and other interested parties with financial information as of June 30, 2010 and for the three- and six-month periods then ended, pending completion of the analysis of the above error, the Companies are furnishing below (i) certain unaudited financial data as of June 30, 2010 and for the three- and six-month periods then ended, (ii) certain balance sheet data as derived from the audited financial statements as of December 31, 2009, (iii) a comparison of results of operations for the three- and six-month periods then ended based upon such unaudited financial data, and (iv) a discussion of the Companies’ liquidity and capital resources based upon such unaudited financial data.

The financial data furnished below are unaudited and reflect management’s current assessment of the Companies’ financial results for the three- and six-month periods ended June 30, 2010 and the impact of the errors on that period. Until the analysis of the financial statements of the periods in question have been completed and reviewed, there can be no assurance that such financial information will not be revised, and therefore the financial information included below should be considered preliminary and subject to change. In addition, PricewaterhouseCoopers LLP, the Companies’ independent registered public accounting firm, has not completed its review of the attached interim financial information in accordance with PCAOB AU 722 as of the date of this report.

The paragraph and table below summarize management’s current assessment of the effects of the correction of these errors on both Holdings and Stanadyne as of March 31, 2010 and for the three month period then ended.

Correction of an Accounting Error

The Companies have determined that, through errors made in reconciling advances made on machinery and equipment, the Companies overstated construction in progress, which is included within property plant and equipment, net, and accounts payable by $883,000 for the period ended March 31, 2010. The error was due to certain advances made on machinery and equipment not being reconciled with invoices recorded, which began in the fourth quarter of 2009. These errors resulted in a corresponding understatement of net cash used in operating activities and an overstatement of net cash used in investing activities of $733,000, after considering the impact of a $150,000 corresponding error in periods prior to January 1, 2010. In addition to this error, the Companies considered the impact of certain other unrelated immaterial errors.

The Companies have conducted a preliminary materiality analysis and determined that the impact on the unaudited interim financial statements as of March 31, 2010 and for the three-month period then ended, and the audited financial statements as of December 31, 2009, and for the year then ended is not material. The Companies have also preliminarily determined that the impact of correcting these errors in the three-months ended June 30, 2010 is not material to the unaudited interim financial statements as of June 30, 2010 and the three- and six-month periods then ended. The Companies have corrected these errors by revising the unaudited interim financial statements as of March 31, 2010 and for the three-month period then ended.

The effects of the correction of these errors on the Holdings condensed consolidated balance sheet as of March 31, 2010 follow:

	(dollars in thousands)
	As Previously Reported	Revisions	As Revised
Property, plant and equipment, net	$78,461	$(883)	$77,578
Total assets	373,045	(883)	372,162
Accounts payable	19,273	(883)	18,390
Accrued liabilities	18,248	100	18,348
Total current liabilities	42,290	(783)	41,507
Long-term debt, excluding current maturities	261,671	(66)	261,605
Other non-current liabilities	46,018	66	46,084
Total liabilities	361,340	(783)	360,557
Accumulated deficit	(35,886)	(100)	(35,986)
Total Stanadyne Holdings, Inc. stockholders’ equity	10,911	(100)	10,811
Total equity	10,911	(100)	10,811
Total liabilities and equity	373,045	(883)	372,162

The effects of the correction of these errors on the Holdings condensed consolidated statement of operations for the three-month period ended March 31, 2010 follow:

	(dollars in thousands)
	As Previously Reported	Revisions	As Revised
Income tax expense	$257	$100	$357
Net loss	(2,232)	(100)	(2,332)
Net loss attributable to the stockholders of Stanadyne Holdings, Inc.	(1,993)	(100)	(2,093)

The effects of the correction of these errors on the Holdings condensed consolidated statement of cash flows for the three-month period ended March 31, 2010 follow:

	(dollars in thousands)
	As Previously Reported	Revisions	As Revised
Cash flows from operating activities:
Net loss	$(2,232)	$(100)	$(2,332)
Changes in operating assets and liabilities	(10,226)	(633)	(10,859)
Net cash used in operating activities	(8,157)	(733)	(8,890)
Cash flows from investing activities:
Capital expenditures	(4,804)	733	(4,071)
Net cash used in investing activities	(4,804)	733	(4,071)

The effects of the correction of these errors on the Stanadyne condensed consolidated balance sheet as of March 31, 2010 follow:

	(dollars in thousands)
	As Previously Reported	Revisions	As Revised
Property, plant and equipment, net	$78,461	$(883)	$77,578
Total assets	371,788	(883)	370,905
Accounts payable	19,273	(883)	18,390
Accrued liabilities	17,498	100	17,598
Total current liabilities	41,540	(783)	40,757
Long-term debt, excluding current maturities	161,671	(66)	161,605
Other non-current liabilities	46,018	66	46,084
Total liabilities	275,372	(783)	274,589
Additional paid-in capital *	102,194	(100)	102,094
Total Stanadyne Corporation stockholder’s equity	95,622	(100)	95,522
Total equity	95,622	(100)	95,522
Total liabilities and equity	371,788	(883)	370,905

*	Stanadyne paid Holdings a $6.0 million dividend during the first quarter of 2010 of which $100,000 is recorded as a reduction of additional paid-in capital after making the revision to the condensed consolidated statement of operations for the three-month period ended March 31, 2010.

The effects of the correction of these errors on the Stanadyne condensed consolidated statement of operations for the three-month period ended March 31, 2010 follow:

	(dollars in thousands)
	As Previously Reported	Revisions	As Revised
Income tax expense	$1,040	$100	$1,140
Net income (loss)	66	(100)	(34)
Net income attributable to the stockholder of Stanadyne Corporation	305	(100)	205

The effects of the correction of these errors on the Stanadyne condensed consolidated statement of cash flows for the three-month period ended March 31, 2010 follow:

	(dollars in thousands)
	As Previously Reported	Revisions	As Revised
Cash flows from operating activities:
Net income (loss)	$66	$(100)	$(34)
Changes in operating assets and liabilities	(6,555)	(633)	(7,188)
Net cash used in operating activities	(2,251)	(733)	(2,984)
Cash flows from investing activities:
Capital expenditures	(4,804)	733	(4,071)
Net cash used in investing activities	(4,804)	733	(4,071)

COMPARISON OF RESULTS OF OPERATIONS

Overview

This discussion of our results reflects the unaudited results of operations and financial condition of Holdings and its subsidiaries, which are materially the same as the results of operations and financial condition of Stanadyne and its subsidiaries. Therefore, the discussions provided are applicable to both Holdings and Stanadyne except where otherwise noted.

Although our business has not returned to pre-recession levels experienced in 2008, sales in the second quarter of 2010 continued to increase on the favorable trend that began late last year. For the second quarter of 2010, demand for our fuel injection and filtration products from original equipment manufacturers (“OEMs”) and service customers increased by 15.6% from the first quarter of 2010.

Sales by Quarter
(dollars in millions)

	Q1	Q2	Q3	Q4	Total
2008	$73.3	$74.6	$66.0	$66.6	$280.5
2009	$40.3	$47.5	$46.4	$51.6	$185.8
2010	$55.2	$63.8

Sales by Category
(dollars in millions)

	OEM Sales	%	Service Sales	%	Total Sales	%
Second Quarter 2009	$24.0	50.5	$23.5	49.5	$47.5	100.0
Second Quarter 2010	35.0	54.9	28.8	45.1	63.8	100.0

Change	$11.0	46.1	$5.3	22.3	$16.3	34.3

Sales by Category
(dollars in millions)

	OEM Sales	%	Service Sales	%	Total Sales	%
Six months ended June 30, 2009	$43.6	49.6	$44.3	50.4	$87.9	100.0
Six months ended June 30, 2010	64.2	53.9	54.9	46.1	119.1	100.0

Change	$20.6	47.3	$10.6	24.0	$31.2	35.5

The year over year sales comparison is even more pronounced with sales in the second quarter of 2010 of $63.8 million, increasing $16.3 million or 34.3% when compared to sales for the same period of 2009. Sales to our OEM’s represented the largest portion of this increase, with second quarter 2010 sales 46.1% higher than in 2009. Sales to the service channels in the second quarter of 2010 also increased by 22.3% when compared to the second quarter of 2009. There were only a few exceptions to the second quarter sales increases, including most notably $2.4 million lower sales to General Engine Products, Inc. (“GEP”) due to declining demand for High Mobility Multi-Wheeled Vehicles (“HMMWV’s”) used by the military.

Operating income in the second quarter of 2010 improved to $6.3 million and 9.9% of sales, reflecting an increase of $2.6 million from operating income of $3.7 million and 7.8% in the second quarter of 2009. The higher year over year operating income resulted from a combination of additional earnings on higher levels of sales, cost reduction actions taken during the business downturn in 2009 that were partially maintained through the second quarter of 2010, and $1.4 million lower depreciation expense.

The realignment of the Company’s global manufacturing capacity initiated in the second quarter of 2009 continued in the first six months of 2010. Consolidation of the U.S.-based manufacturing activities continued on schedule, requiring $3.9 million in costs primarily for relocating equipment from the Windsor, Connecticut plant to other global locations and accrual of severance benefits to be paid to employees terminated as a result of this project. Likewise, the Company incurred $0.4 million in cost during the first six months of 2010 for start-up costs, including equipment relocation, training and salaries, related to the expanded operation in our Changshu, China and Chennai, India locations.

Liquidity remained sufficient in the second quarter of 2010, with cash on hand as of June 30, 2010 totaling $21.3 million and availability under the U.S.-based revolving credit facility of $21.5 million, of which $6.5 million was used for standby letters of credit.

Basis of Presentation

The following table displays unaudited information for the three- and six-month periods ended June 30, 2010 and 2009 for Holdings and Stanadyne. Amounts are presented in thousands of dollars and as a percentage of net sales. Historical results and percentage relationships are not necessarily indicative of the results that may be expected for any future period.

	(dollars in thousands)
	Holdings
	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009		Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	$	%	$	%	$	%	$	%
Net sales	63,843	100.0	47,520	100.0	119,072	100.0	87,861	100.0
Cost of goods sold	44,151	69.2	35,206	74.1	83,142	69.8	68,714	78.2
Gross profit	19,692	30.8	12,314	25.9	35,930	30.2	19,147	21.8
SG&A	12,386	19.4	7,610	16.0	22,103	18.6	15,211	17.3
Amortization of intangibles	812	1.3	809	1.7	1,624	1.4	1,625	1.8
Management fees	187	0.3	187	0.4	375	0.3	375	0.4
Operating income	6,307	9.9	3,708	7.8	11,828	9.9	1,936	2.2
Net loss attributable to Holdings	(1,512)	(2.4)	(3,032)	(6.4)	(3,605)	(3.0)	(9,666)	(11.0)

	(dollars in thousands)
	Stanadyne
	Three Months Ended June 30, 2010		Three Months Ended June 30, 2009		Six Months Ended June 30, 2010		Six Months Ended June 30, 2009
	$	%	$	%	$	%	$	%
Net sales	63,843	100.0	47,520	100.0	119,072	100.0	87,861	100.0
Cost of goods sold	44,151	69.2	35,206	74.1	83,142	69.8	68,714	78.2
Gross profit	19,692	30.8	12,314	25.9	35,930	30.2	19,147	21.8
SG&A	12,373	19.4	7,590	16.0	22,074	18.5	15,181	17.3
Amortization of intangibles	812	1.3	809	1.7	1,624	1.4	1,625	1.8
Management fees	187	0.3	187	0.4	375	0.3	375	0.4
Operating income	6,320	9.9	3,728	7.8	11,857	10.0	1,966	2.2
Net income (loss) attributable to Stanadyne	788	1.2	(931)	(2.0)	993	0.8	(5,523)	(6.3)

Comparison of Results of Operations

The Three Months Ended June 30, 2010 for Holdings and Stanadyne Compared to

The Three Months Ended June 30, 2009 for Holdings and Stanadyne

Net Sales. Sales in the second quarter of 2010 totaled $63.8 million and were $16.3 million or 34.3% more than sales of $47.5 million in the second quarter of 2009. Included in these sales was a favorable currency translation effect of less than 1.0%. The global economic recovery that began to positively influence our sales late last year continued in the second quarter of 2010. Sales to all of our customers, with only a few exceptions, were significantly higher in the second quarter of 2010 when compared to the same period last year. This trend was most apparent with our OEM customers, where sales increased by $11.0 million or 46.1%. Sales to the service markets also strengthened in the second quarter of 2010, reflecting an increase of $5.3 million or 22.3% from the second quarter of 2009.

Sales to OEM customers totaled $35.0 million and represented 54.9% of our second quarter 2010 revenues as compared to $24.0 million and 50.5% of our second quarter 2009 revenues. The largest single customer increase in second quarter OEM sales was $4.7 million for Deere and Company (“Deere”), due to continued recovery in end market demand in the agriculture and construction businesses. Sales to Cummins, Inc. were $2.1 million higher in the second quarter of 2010 as compared to the same period a year ago, reflecting increasing demand in the heavy duty truck, construction and power generation markets. Sales to other OEM customers including AGCO SISU POWER, Perkins Engines Co., Iveco S.p.A., and Caterpillar were all higher in the second quarter of 2010 when compared to the second quarter of 2009. An exception to the stronger second quarter 2010 OEM sales results was a $2.4 million decrease in sales to GEP due to declining demand for fuel pumps used on the HMMWV used by the U.S. military.

Sales to the service markets in the second quarter of 2010 totaled $28.8 million and 45.1% of total revenue as compared to $23.5 million and 49.5% of our second quarter 2009 revenue. Higher service demand in the second quarter of 2010 was most evident in increased sales to Deere ($5.9 million).

Sales in the second quarter of 2010, when compared to the same period a year ago, reflected increases in all of our major product lines including fuel pumps, diesel fuel filters and injectors, and Precision Components and Assembly (“PCA”) products.

Cost of Goods Sold and Gross Profit. Gross profit improved to $19.7 million and 30.8% of net sales in the second quarter of 2010, from $12.3 million and 25.9% of net sales in the second quarter of 2009. This $7.4 million increase in second quarter gross profit was due primarily to the significantly higher sales volumes in both the OEM and service markets that generated $7.8 million additional gross profit. Wage reductions made in 2009 were restored in May, 2010 resulting in an increase of $1.6 million in second quarter factory overhead costs when compared to the same period a year ago. Employee severance cost accrued in the second quarter of 2010 (related to the completion bonus to be paid to Windsor Connecticut employees that are terminated as a result of the consolidation of U.S. manufacturing operations) was $0.4 million more when compared to the same period a year ago. Depreciation expense was $1.4 million less in the second quarter of 2010 when compared to same period a year ago, as certain equipment acquired in 2004 was fully depreciated by mid-year 2009.

Selling, General and Administrative Expenses (“SG&A”). SG&A increased by $4.8 million to $12.4 million and 19.4% of net sales in the second quarter of 2010 from $7.6 million and 16.0% of second quarter sales in 2009. Salary reductions initiated last year were restored during the second quarter of 2010 which, combined with added expense accruals in accordance with the terms of the 2010 performance bonus plan, accounted for $1.9 million of the higher SG&A expense. Higher levels of business activity in 2010 drove increases in our second quarter costs for travel ($0.2 million) and freight on sales to customers ($0.4 million). Increased spending in our product engineering organization to support new customer and product development programs for diesel common rail and gasoline direct injection fuel systems resulted in $0.5 million higher costs in the second quarter of 2010 when compared to the second quarter of 2009. Unrealized losses on foreign denominated debt in our international subsidiaries totaled $0.6 million more in the second quarter of 2010 than the second quarter of 2009. Costs associated with the consolidation of our U.S. manufacturing operations totaled $1.7 million in the second quarter of 2010, reflecting the amounts paid for equipment relocation, training and salaries related to management of the reorganization process. Costs associated with the expansion of our operations in China and India totaled approximately $0.2 million less in the second quarter of 2010 as compared to the second quarter of 2009.

Amortization of Intangible Assets. Amortization of intangible assets totaled $0.8 million in the second quarter of 2010 and was unchanged from the amount in the second quarter of 2009.

Operating Income. Operating income for the second quarter of 2010 totaled $6.3 million and 9.9% of net sales as compared to operating income of $3.7 million and 7.8% of net sales in the second quarter of 2009. This $2.6 million improvement in operating income resulted from $7.4 million higher gross profit driven primarily by significantly higher sales volumes, partially offset by a $4.8 million increase in our SG&A costs attributable to plant reorganization costs and increased spending in support of the recovering business levels.

Income tax expense (benefit). Income tax expense for Stanadyne in the second quarter of 2010 totaled $1.3 million and 76.0% of pre-tax income versus an income tax expense of $0.3 million and 29.1% of pre-tax loss in the second quarter of 2009. The effective income tax rates differ from the amount computed by applying the U.S. statutory rate of 35% to pre-tax income (loss) in 2010 and 2009 primarily because income tax provisions incurred in jurisdictions where Stanadyne generated income before income taxes were, due to valuation allowances, not significantly offset by income tax benefits in jurisdictions where Stanadyne incurred losses before income taxes.

Income tax expense for Holdings in the second quarter of 2010 totaled $0.5 million and 40.4% of pre-tax loss versus an income tax benefit of $0.6 million and 14.7% of pre-tax loss in the first six months of 2009. The effective income tax rates differ from the amount computed by applying the U.S. statutory rate of 35% to the pre-tax loss in 2010 and 2009 primarily because income tax provisions incurred in jurisdictions where Holdings generated income before income taxes were, due to valuation allowances, not significantly offset by income tax benefits in jurisdictions where Holdings incurred losses before income taxes. Further, a percentage of Holdings interest expense is not deductible for income tax purposes.

Net Income (Loss). Net income for Stanadyne in the second quarter of 2010 totaled $0.8 million and 1.2% of net sales versus net loss of $0.9 million and 2.0% of net sales in the second quarter of 2009. The $1.7 million improvement in net income was due to a $2.6 million increase in operating income and a $0.2 million increase in net loss attributable to the non-controlling interest, offset by a $1.1 million increase in income tax expense.

Net loss for Holdings in the second quarter of 2010 totaled $1.5 million, reflecting $2.3 million less than the net income reported for Stanadyne, due to $3.1 million of additional interest expense on the Discount Notes, partially offset by $0.8 million of income tax benefits.

The Six Months Ended June 30, 2010 for Holdings and Stanadyne Compared to

The Six Months Ended June 30, 2009 for Holdings and Stanadyne

Net Sales. Net sales for the six months ended June 30, 2010 totaled $119.1 million and were $31.2 million or 35.5% more than sales of $87.9 million for the comparable period in 2009. Included in these sales was a favorable currency translation effect of less than 1.0%. The global economic recovery that began to positively influence our sales late last year continued in the first six months of 2010. Sales to all of our customers, with only a few exceptions, were significantly higher in the first six months of 2010 when compared to the same period last year. This trend was most apparent with our OEM customers, where sales increased by $20.6 million or 47.3%. Sales to the service markets also strengthened in the first six months of 2010, reflecting an increase of $10.6 million or 24.0% from the first six months of 2009.

Sales to OEM customers totaled $64.2 million and represented 53.9% of revenues for the first six months of 2010 compared to $43.6 million and 49.6% of revenues for the first six months of 2009. The largest single customer increase in the first six months of 2010 OEM sales was $7.7 million for Deere. Sales to Cummins, Inc. were $3.1 million higher in the first six months of 2010 as compared to the same period a year ago, reflecting increasing demand in the heavy duty truck, construction and power generation markets. Sales to other OEM customers including AGCO SISU POWER, Perkins Engines Co., Iveco S.p.A., and Caterpillar were all higher in the first six months of 2010 as compared to the same period a year ago. Sales of our high pressure gasoline pump to Daimler through the first six months of 2010 totaled $7.9 million and was relatively unchanged from the same period a year ago. This contract with Daimler ends in the fourth quarter of 2010. An exception to the stronger first six months of 2010 OEM sales results was a $2.8 million decrease in sales to GEP due to declining demand for fuel pumps used on the HMMWV used by the U.S. military.

Sales to the service markets in the first six months of 2010 totaled $54.9 million and 46.1% of total revenue as compared to $44.3 million and 50.4% in the first six months of 2009. Higher service demand in the first six months of 2010 was most evident in increased sales to Deere ($10.3 million) and to our central distributors ($3.0 million).

Sales in the first six months of 2010, when compared to the same period a year ago, reflected increases in all of our major product lines including diesel fuel pumps, filters, diesel fuel injectors, and Precision Components and Assembly (“PCA”) products.

Cost of Goods Sold and Gross Profit. Gross profit in the first six months of 2010 totaled $35.9 million and 30.2% of net sales compared to $19.1 million and 21.8% of net sales in the first six months of 2009. This $16.8 million increase in the first six months gross profit was due primarily to the significantly higher sales volumes in both the OEM and service markets that generated $16.0 million additional gross profit. Cost reduction actions taken during 2009, including wage reductions, were restored in May, 2010, resulting in an increase of $1.1 million in factory overhead costs in the first six months of 2010 when compared to the same period a year ago. Employee severance cost accrued in the first six months of 2010 (related to the completion bonus to be paid to Windsor Connecticut employees that are terminated as a result of the consolidation of U.S. manufacturing operations) was $0.9 million more when compared to the same period a year ago. Depreciation expense was $2.8 million less in the first six months of 2010 when compared to same period a year ago, as certain equipment acquired in 2004 was fully depreciated by mid-year 2009.

Selling, General and Administrative Expenses (“SG&A”). SG&A increased by $6.9 million to $22.1 million and 18.5% of net sales in the first six months of 2010, as compared to $15.2 million and 17.3% of net sales for the same period in 2009. Salary reductions initiated last year were restored during the first six months’ of this year which, combined with added expense accruals in accordance with the terms of the 2010 performance bonus plan, accounted for $1.9 million of the higher SG&A expense. Higher levels of business activity in 2010 drove increases in our first six months costs for travel ($0.4 million) and freight on sales to customers ($0.6 million). Increased spending in our product engineering organization to support new customer and product development programs for diesel common rail and gasoline direct injection fuel systems resulted in $0.8 million higher costs in the first six months of 2010 when compared to the first six months of 2009. Unrealized losses on foreign denominated debt in our international subsidiaries were $0.6 million more in the first six months of 2010 than the same period in 2009. Costs associated with the consolidation of our U.S. manufacturing operations totaled $2.7 million more in the first six months of 2010 as compared to the same period a year ago, reflecting the amounts paid for equipment relocation, training and salaries related to management of the reorganization process. Costs associated with the expansion of our operations in China and India totaled approximately $0.2 million less in the first six months of 2010 as compared to the same period a year ago.

Amortization of Intangible Assets. Amortization of intangible assets totaled $1.6 million through the first six months of 2010 and was unchanged from the amount in the first half of 2009.

Operating Income. Operating income for Stanadyne for the first six months of 2010 totaled $11.9 million and 10.0% of net sales and was $9.9 million more than the $2.0 million and 2.2% of net sales in the first six months of 2009. This improvement in operating income resulted from $16.8 million higher gross profit driven primarily by significantly higher sales volumes, partially offset by a $6.9 million increase in our SG&A costs attributable to plant reorganization costs and increased spending in support of the recovering business levels.

Operating income for Holdings for the first six months of 2010 totaled $11.8 million, reflecting less than $0.1 million additional selling, general and administrative expenses.

Income tax expense (benefit). Income tax expense for Stanadyne in the first six months of 2010 totaled $2.5 million and 86.5% of pre-tax income versus an income tax benefit of $1.3 million and 18.4% of pre-tax loss in the first six months of 2009. The effective income tax rates differ from the amount computed by applying the U.S. statutory rate of 35% to pre-tax income (loss) in 2010 and 2009 primarily because income tax provisions incurred in jurisdictions where Stanadyne generated income before income taxes were, due to valuation allowances, not significantly offset by income tax benefits in jurisdictions where Stanadyne incurred losses before income taxes.

Income tax expense for Holdings in the first six months of 2010 totaled $0.9 million and 27.1% of pre-tax loss versus an income tax benefit of $2.9 million and 22.6% of pre-tax loss in the first six months of 2009. The effective income tax rates differ from the amount computed by applying the U.S. statutory rate of 35% to the pre-tax loss in 2010 and 2009 primarily because income tax provisions incurred in jurisdictions where Holdings generated income before income taxes were, due to valuation allowances, not significantly offset by income tax benefits in jurisdictions where Holdings incurred losses before income taxes. Further, a percentage of Holdings’ interest expense is not deductible for income tax purposes.

Net (Loss) Income. Net income for Stanadyne in the first six months of 2010 totaled $1.0 million and 0.8% of net sales versus a net loss of $5.5 million and 6.3% of net sales in the first six months of 2009. The $6.5 million improvement in net income was due to a $9.9 million increase in operating income, $0.1 million lower interest expense on lower levels of debt and a $0.3 million increase in net loss attributable to the non-controlling interest, partially offset by a $3.8 million increase in income tax expense on higher taxable income.

Net loss for Holdings in the first six months of 2010 totaled $3.6 million and was $4.6 million less than the amount reported for Stanadyne due to $6.1 million of additional interest expense on the Discount Notes, partially offset by $1.6 million of income tax benefits. Net loss for Holdings in the first six months of 2009 totaled $9.7 million and was $4.2 million more than the net loss reported for Stanadyne due to $5.7 million of additional interest expense on the Discount Notes, partially offset by $1.5 million of income tax benefits.

Liquidity and Capital Resources

Our principal sources of liquidity are cash and cash equivalents on hand, which totaled $21.3 million on June 30, 2010, and cash flows from operations. Cash equivalents as of June 30, 2010 represent commercial paper and certificates of deposit. Our revolving credit agreement with Wells Fargo Capital Finance, LLC (“U.S. Revolver”) provides for maximum borrowings of $30 million, based on Availability, as defined, and is secured by all Stanadyne and Stanadyne Intermediate Holding Corp. U.S.-based assets, as well as a pledge of 65% of Stanadyne’s stock in Stanadyne, SpA, SAPL, and Stanadyne Changshu Corporation. There were no amounts outstanding under the U.S. Revolver as of June 30, 2010, representing $21.5 million of available borrowing, of which $6.5 million was used to secure standby letters of credit. We occasionally utilize capital leasing and, for our foreign operations in China, Italy and India, maintain a combination of overdraft, working capital and term loan facilities with local financial institutions on an as-needed basis.

Indebtedness for Stanadyne as of June 30, 2010 totaled $167.4 million and was comprised of $160.0 million of Notes, $3.5 million in foreign overdraft and revolving credit facilities, $1.4 million of SAPL debentures and $2.5 million in foreign term loans. There were no borrowings under the U.S. Revolver. Unless the availability of funds under the U.S. Revolver is less than $4.0 million, this credit facility is not subject to financial covenants.

Indebtedness for Holdings as of June 30, 2010 totaled $267.4 million, comprised of the same debt balances as Stanadyne, plus an additional $100.0 million of Discount Notes. The Discount Notes accreted to their full face value in August 2009. The 12% coupon is payable semi-annually, and the first payment was made in February 2010, utilizing the proceeds of a $6.0 million dividend from Stanadyne in the first quarter of 2010. This dividend from Stanadyne to Holdings was in compliance with the terms of the U.S. Revolver and the indenture governing the Notes.

Holdings has failed to comply with the reporting covenant contained in the indenture governing the Senior Discount Notes, and Stanadyne has failed to comply with the reporting covenant contained in the indenture governing the Notes insofar as the Company did not, within the time period specified in the SEC’s rules and regulations, file with the SEC or furnish to the bondholders the Company’s Quarterly Reports on Form 10-Q for the interim periods ended June 30, 2010 and September 30, 2010. The delay in the filing of these reports for each of Holdings and Stanadyne is due to (1) the time required to complete the restatements of the Company’s financial reports included in the 2009 Form 10-K and (2) the correction of an accounting error as described above. The Company has not yet filed its Quarterly Reports on Form 10-Q for the interim periods ended June 30, 2010 and September 30, 2010. As a result, the trustee or holders of at least 25% of the aggregate principal amount of the notes under either of the indentures may notify Stanadyne or Holdings, as applicable, of its failure to comply with the reporting covenant of the applicable indenture, in which case Stanadyne or Holdings, as applicable, will have 60 days in which to cure such failure. No such notice has been received through the date of this filing, and the Company intends to file the Quarterly Report on Form 10-Q for the interim periods ended June 30, 2010 and September 30, 2010 before December 31, 2010.

Cash Flows from Operating Activities. Stanadyne’s cash flows from operating activities generated $7.1 million in cash during the six months ended June 30, 2010 as compared to $4.3 million cash consumed during the same period of 2009. Increased operating profit on higher business levels in the first six months of 2010 was partially offset by lower cash requirements for working capital accounts. Changes in asset and liability accounts, primarily working capital accounts, required $6.8 million less cash in the first six months of 2010 versus the comparable period in 2009. The significant changes to our working capital accounts were as follows:

•

Negative cash flows from changes in accounts receivable were $13.0 million greater in the first six months of 2010, as customer receivables increased proportionately with the higher levels of sales in the first six months of 2010 as compared to the same period in 2009.

•

Negative cash flows from changes in inventory levels required $6.5 million more cash in the first six months of 2010 as compared to the first six months of 2009. As our business activity recovered from the recessionary levels in 2009, inventory increased in the first six months of 2010, resulting in $5.8 million of negative cash flow. We continue to target higher inventory turnover and more efficient use of inventory in a lean manufacturing operation. The consolidation of our North American operations involves relocation of the entire Windsor, Connecticut manufacturing activity. This process will require temporary increases in inventory in 2010 in order to meet customer delivery schedules while we move equipment to a different location.

•

Positive cash flows from changes in accounts payable balances required $13.0 million less cash in the first six months of 2010 than the same period in 2009. Accounts payable balances increased proportionately with the higher levels of business in the first six months of 2010, reflecting the reverse situation experienced in the first six months of 2009 when accounts payable balances were declining on reduced business levels.

•

Cash flows from changes in accrued liabilities and other non-current assets and liabilities in the first six months of 2010 consumed $13.0 million more cash than in the comparable period of 2009. This difference in year over year first six month cash flows was due primarily to differences in timing of disbursements between the two periods, including the disbursement of the performance bonus payments in the first six months of 2009 with no like payments in the first six months of 2010.

•	Cash flows from operating activities for Holdings for the first six months of 2010 were substantially the same as the amounts reported for Stanadyne.

Cash Flows from Investing Activities. Cash flows from investing activities for the first six months of 2010 were limited to $8.7 million in capital expenditures in the first six months of 2010 and were $4.6 million more than the $4.1 million in capital expenditures in the first six month of 2009. The higher level of capital expenditures in the first six months of 2010 includes $5.6 million of equipment and leasehold improvements for the expansion of our manufacturing operations in India. The expanded operations in India will support the manufacture of diesel fuel pumps for local customers and components for our assembly plants in the U.S. The balance of the capital expenditures in the first six months of 2010 reflected necessary investments in equipment to support our global operations in the U.S., China, and Italy.

Cash Flows from Financing Activities. Cash flows from financing activities for the Company in the first six months of 2010 consumed $2.2 million in cash compared to $9.7 million of cash consumed by financing activities in the first six months of 2009.

There were no cash flows from financing activities in our U.S. based operations in the first six months of 2010 except a dividend from Stanadyne to Holdings of $6.0 million made in the first quarter of 2010.

Cash flows from financing activities in our foreign operations in the first six months of 2010 included $1.6 million of cash proceeds from the issuance of debentures by SAPL to the joint venture minority partners. The debentures pay 11% interest annually and are compulsorily convertible to shares of common equity in SAPL in 2020. The proceeds of the debentures were used to partially fund the acquisition of equipment and working capital to support the expansion of manufacturing operations in SAPL. Cash flows from financing activities in SAPL during the first six months of 2010 included cash proceeds of $0.5 million from additional common equity investment from the minority interest partners, as well as $1.7 million of net proceeds from term loans and overdraft facilities and payments of capital lease obligations totaling $0.2 million. Cash flows from financing activities in Stanadyne, SpA, included a $0.3 million increase in overdraft borrowings to finance working capital requirements and payments of capital lease obligations totaling $0.2 million.

Cash flows from financing activities for Holdings in the first six months of 2010 included the amounts reported for Stanadyne as well as $0.1 million for the net cash consumed for the repurchase of shares of common stock from former management shareholders.

Pension Plans. We maintain the Stanadyne Corporation Pension Plan, a qualified defined benefit pension plan (the “Pension Plan”), which covers substantially all domestic hourly and salary employees and the Supplemental Retirement Benefit Plan, an unfunded nonqualified plan to provide benefits in excess of amounts permitted to be paid under the provisions of the tax law to participants in the Pension Plan. Effective March 31, 2007, Stanadyne amended the Pension Plan to freeze the Pension Plan with respect to all participants so that no future benefits will accrue after that date. The freeze of the Pension Plan also resulted in the freeze of the Supplemental Retirement Benefit Plan.

Higher returns on invested Pension Plan assets in 2009 helped increase the value to $69.2 million at December 31, 2009 from $54.6 million at December 31, 2008. The Company contributed $1.5 million to the Pension Plan during the first six months of 2010 and expects the minimum required contributions to the Pension Plan to total approximately $5.3 million in 2010. The Company contributed $0.5 million to the Pension Plan in the first six months of 2009 and $2.4 million for the full year of 2009.

Cautionary Statement

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements with respect to the financial condition, results of operations and business of the Company and management’s discussion and analysis of financial condition and results of operations. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue” or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this report and in any public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially.

Investors are cautioned not to place undue reliance on any forward-looking statements. Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties.

Any change in the following factors may materially adversely affect our business and our financial results:

•	adverse conditions in the general economy and financial markets;

•	worldwide political and macro-economic uncertainties and fears;

•	changes in technology, manufacturing techniques or customer demands;

•

the impact of the material weakness in our internal control over financial reporting on our ability to report our financial condition and results of operations accurately or on a timely basis, including with respect to our delay in providing timely reports under our indentures;

•	the impact of the error described in this report;

•	loss or adverse change in our relationship with our material customers;

•	changes in the performance or growth of our customers;

•	increased competition and pricing pressures in our existing and future markets;

•	changes in the price and availability of raw materials, particularly steel and aluminum;

•	risks associated with international operations;

•	the loss of key members of management;

•	risk that our intellectual property may be misappropriated;

•	loss of any of our key manufacturing facilities;

•	adverse state or federal legislative or regulatory developments or litigation or other disputes;

•

changes in the business, market trends, projected growth rates and general economic conditions related to the markets in which we operate, including agricultural and construction equipment, industrial machinery, trucks, marine equipment and automobiles;

•	our ability to satisfy our debt obligations, including related covenants; and

•	increases in our cost of borrowing or inability or unavailability of additional debt or equity capital.

The forgoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS DATA (UNAUDITED)

(dollars in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$21,270	$24,918
Accounts receivable, net of allowance for uncollectible accounts of $246 and $317 as of June 30, 2010 and December 31, 2009, respectively	35,995	28,360
Inventories, net	29,578	24,555
Prepaid expenses and other assets	1,965	2,766
Deferred income taxes	1,328	1,590

Total current assets	90,136	82,189
Property, plant and equipment, net	78,442	78,860
Goodwill	136,705	136,705
Intangible and other assets, net	78,075	81,074

Total assets	$383,358	$378,828

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$24,465	$16,705
Accrued liabilities	26,110	23,621
Current maturities of long-term debt	4,373	4,336
Current portion of capital lease obligations	553	601

Total current liabilities	55,501	45,263
Long-term debt, excluding current maturities	262,987	260,323
Deferred income taxes	8,896	9,800
Capital lease obligations, excluding current portion	1,806	2,237
Other non-current liabilities	44,893	47,168

Total liabilities	374,083	364,791

Commitments and contingencies
Redeemable non-controlling interest	794	—
Equity:
Stanadyne Holdings, Inc. stockholders’ equity:
Common stock, par value $.01, 150,000,000 authorized shares, 106,505,081 issued shares, and 105,615,081 and 105,815,081 outstanding shares as of June 30, 2010 and December 31, 2009, respectively	1,065	1,065
Additional paid-in capital	52,973	54,285
Accumulated other comprehensive loss	(7,038)	(5,957)
Accumulated deficit	(37,868)	(33,893)
Treasury stock, at cost, 890,000 and 690,000 shares as of June 30, 2010 and December 31, 2009, respectively	(651)	(557)

Total Stanadyne Holdings, Inc. stockholders’ equity	8,481	14,943
Non-controlling interest	—	(906)

Total equity	8,481	14,037

Total liabilities and equity	$383,358	$378,828

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009
Net sales	$63,843	$47,520
Cost of goods sold	44,151	35,206

Gross profit	19,692	12,314
Selling, general and administrative expenses	12,386	7,610
Amortization of intangible assets	812	809
Management fees	187	187

Operating income	6,307	3,708
Interest expense	7,672	7,502
Other income	(24)	—

Loss from operations before income tax expense (benefit)	(1,341)	(3,794)
Income tax expense (benefit)	542	(556)

Net loss	(1,883)	(3,238)
Less: net loss attributable to non-controlling interest	371	206

Net loss attributable to the stockholders of Stanadyne Holdings, Inc.	$(1,512)	$(3,032)

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
Net sales	$119,072	$87,861
Cost of goods sold	83,142	68,714

Gross profit	35,930	19,147
Selling, general and administrative expenses	22,103	15,211
Amortization of intangible assets	1,624	1,625
Management fees	375	375

Operating income	11,828	1,936
Interest expense	15,168	14,835
Other income	(24)	—

Loss from operations before income tax expense (benefit)	(3,316)	(12,899)
Income tax expense (benefit)	899	(2,911)

Net loss	(4,215)	(9,988)
Less: net loss attributable to non-controlling interest	610	322

Net loss attributable to the stockholders of Stanadyne Holdings, Inc.	$(3,605)	$(9,666)

STANADYNE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS DATA (UNAUDITED)

(dollars in thousands)

	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
Cash flows from operating activities:
Net loss	$(4,215)	$(9,988)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,857	10,840
Amortization of debt discount and deferred financing fees	851	6,590
Stock-based compensation expense	37	31
Deferred income tax benefit	(149)	(3,158)
Loss on disposal of property, plant and equipment	9	—
Changes in operating assets and liabilities	(3,245)	(8,532)

Net cash provided by (used in) operating activities	1,145	(4,217)

Cash flows from investing activities:
Capital expenditures	(8,743)	(4,073)

Net cash used in investing activities	(8,743)	(4,073)

Cash flows from financing activities:
Payments on U.S. term loans	—	(9,710)
Proceeds from foreign term loans	2,140	—
Payments on foreign term loans	—	(75)
(Payments on) proceeds from foreign overdraft facilities	(95)	264
Proceeds from issuance of debt to non-controlling interest	1,627	—
Proceeds from investment by non-controlling interest	542	—
Payments on capital lease obligations	(445)	(226)
Purchase of treasury stock	(94)	(223)
Payments of debt issuance cost	(10)	—

Net cash provided by (used in) financing activities	3,665	(9,970)

Cash and cash equivalents:
Net decrease in cash and cash equivalents	(3,933)	(18,260)
Effect of exchange rate changes on cash	285	(156)
Cash and cash equivalents at beginning of period	24,918	49,010

Cash and cash equivalents at end of period	$21,270	$30,594

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:

During the six months ended June 30, 2010 and 2009, Stanadyne Corporation entered into capital leases for new equipment resulting in capital lease obligations of $147 and $536, respectively.

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS DATA (UNAUDITED)

(dollars in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$21,269	$24,917
Accounts receivable, net of allowance for uncollectible accounts of $246 as of June 30, 2010 and $317 as of December 31, 2009	35,995	28,360
Inventories, net	29,578	24,555
Prepaid expenses and other assets	1,956	2,766
Deferred income taxes	1,328	1,590

Total current assets	90,126	82,188
Property, plant and equipment, net	78,442	78,860
Goodwill	136,705	136,705
Intangible and other assets, net	76,872	79,741

Total assets	$382,145	$377,494

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$24,465	$16,706
Accrued liabilities	23,181	19,077
Current maturities of long-term debt	4,373	4,335
Current portion of capital lease obligations	553	601

Total current liabilities	52,572	40,719
Long-term debt, excluding current maturities	162,987	160,323
Deferred income taxes	21,676	22,644
Capital lease obligations, excluding current portion	1,806	2,237
Other non-current liabilities	44,892	47,168
Due to Stanadyne Holdings, Inc.	1,944	2,028

Total liabilities	285,877	275,119

Commitments and Contingencies
Redeemable non-controlling interest	794	—
Equity:
Stanadyne Corporation stockholder’s equity:
Common stock, par value $.01, authorized 10,000 shares, issued and outstanding 1,000 shares	—	—
Additional paid-in capital	102,094	105,000
Accumulated other comprehensive loss	(7,038)	(5,957)
Retained earnings	418	4,238

Total Stanadyne Corporation stockholder’s equity	95,474	103,281
Non-controlling interest	—	(906)

Total equity	95,474	102,375

Total liabilities and equity	$382,145	$377,494

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009
Net sales	$63,843	$47,520
Cost of goods sold	44,151	35,206

Gross profit	19,692	12,314
Selling, general and administrative expenses	12,373	7,590
Amortization of intangible assets	812	809
Management fees	187	187

Operating income	6,320	3,728
Interest expense	4,606	4,609
Other income	(24)	—

Income (loss) from operations before income tax expense	1,738	(881)
Income tax expense	1,321	256

Net income (loss)	417	(1,137)
Less: net loss attributable to non-controlling interest	371	206

Net income (loss) attributable to the stockholder of Stanadyne Corporation	$788	$(931)

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS DATA (UNAUDITED)

(dollars in thousands)

	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
Net sales	$119,072	$87,861
Cost of goods sold	83,142	68,714

Gross profit	35,930	19,147
Selling, general and administrative expenses	22,074	15,181
Amortization of intangible assets	1,624	1,625
Management fees	375	375

Operating income	11,857	1,966
Interest expense	9,037	9,129
Other income	(24)	—

Income (loss) from operations before income tax expense (benefit)	2,844	(7,163)
Income tax expense (benefit)	2,461	(1,318)

Net income (loss)	383	(5,845)
Less: net loss attributable to non-controlling interest	610	322

Net income (loss) attributable to the stockholder of Stanadyne Corporation	$993	$(5,523)

STANADYNE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS DATA (UNAUDITED)

(dollars in thousands)

	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
Cash flows from operating activities:
Net income (loss)	$383	$(5,845)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,857	10,840
Amortization of debt discount and deferred financing fees	720	885
Stock-based compensation expense	37	31
Deferred income tax benefit	(206)	(1,612)
Loss on disposal of property, plant and equipment	9	—
Changes in operating assets and liabilities	(1,749)	(8,574)

Net cash provided by (used in) operating activities	7,051	(4,275)

Cash flows from investing activities:
Capital expenditures	(8,743)	(4,073)

Net cash used in investing activities	(8,743)	(4,073)

Cash flows from financing activities:
Payment on U.S. term loans	—	(9,710)
Proceeds from foreign term loans	2,140	—
Payments on foreign term loans	—	(75)
(Payments on) proceeds from foreign overdraft facilities	(95)	264
Dividends paid to Stanadyne Holdings, Inc.	(6,000)	—
Proceeds from issuance of debt to non-controlling interest	1,627	—
Proceeds from investment by non-controlling interest	542	—
Payments on capital lease obligations	(445)	(226)
Payments of debt issuance costs	(10)	—

Net cash used in financing activities	(2,241)	(9,747)

Cash and cash equivalents:
Net decrease in cash and cash equivalents	(3,933)	(18,095)
Effect of exchange rate changes on cash	285	(156)
Cash and cash equivalents at beginning of period	24,917	48,844

Cash and cash equivalents at end of period	$21,269	$30,593

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:

During the six months ended June 30, 2010 and 2009, Stanadyne Corporation entered into capital leases for new equipment resulting in capital lease obligations of $147 and $536, respectively.

ITEM 8.01.	OTHER EVENTS.

The Companies are assessing the effect of the error described in Item 2.02 in this report on their internal control over financial reporting. The Companies do not expect to reach a final conclusion on the error’s effects, until final completion of the analysis. As management has not completed its analysis of the error, including internal control over financial reporting, there can be no assurance that control deficiencies that could be material weaknesses will not be identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Companies’ annual or interim financial statements will not be prevented or detected on a timely basis. The existence of one or more material weaknesses would preclude a conclusion by management that the Companies’ internal control over financial reporting was effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanadyne Holdings, Inc.
(Registrant)
Date: November 24, 2010

	By:	\s\ STEPHEN S. LANGIN
Stephen S. Langin
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanadyne Corporation
(Registrant)
Date: November 24, 2010

	By:	\s\ STEPHEN S. LANGIN
Stephen S. Langin
Vice President and Chief Financial Officer